Exhibit 99.11

Walgreen Co.

108 Wilmot Road

Deerfield, Illinois 60015

December 31, 2014

VIA EMAIL AND FAX

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

Attention: General Counsel

Fax: 610-727-3612

Alliance Boots GmbH

Untermattweg 8

3027, Bern

Switzerland

Attention: Marco Pagni, Group Legal Counsel & Chief Administrative Officer

Email: Marco.Pagni@allianceboots.com

Ladies and Gentlemen:

This notice (the “Notice”) is hereby delivered to AmerisourceBergen Corporation, a Delaware corporation (the “Company”), and Alliance Boots GmbH (“Alliance Boots”), a private limited liability company incorporated under the laws of Switzerland, pursuant to Section 5.6 of the Framework Agreement, dated as of March 18, 2013 (as amended, supplemented or modified, as applicable, through the date hereof, the “Agreement”), among (i) the Company, (ii) Walgreen Co., an Illinois corporation (“Walgreens”), and (iii) Alliance Boots. Capitalized terms used, but not otherwise defined, in this Notice have the meanings given to such terms in the Agreement.

On October 17, 2014, Walgreens entered into an Agreement and Plan of Merger by and among Walgreens, Ontario Merger Sub, Inc. (“Merger Sub”), an Illinois corporation and an indirect wholly owned subsidiary of Walgreens, and Walgreens Boots Alliance, Inc. (“Walgreens Boots Alliance”), a Delaware corporation and a direct wholly owned subsidiary of Walgreens, pursuant to which, among other things, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Walgreens, with Walgreens surviving as a wholly owned subsidiary of Walgreens Boots Alliance (the “Reorganization”). In the Reorganization, existing shares of Walgreens common stock will be converted automatically into shares of Walgreens Boots Alliance common stock on a one-to-one basis. Walgreens Boots Alliance will be a successor registrant to Walgreens under the U.S. Securities Exchange Act of 1934, as amended.

This Notice constitutes notice that Walgreens Boots Alliance will be, and will be deemed to be for all purposes under the Transaction Documents, Walgreens’ successor and each such Transaction Document will be binding upon and inure to the benefit of Walgreens Boots

Alliance (and its successors and permitted assigns) as successor to Walgreens. This Notice shall constitute the required notice under any such Transaction Document to the Company, Alliance Boots or any of their respective affiliates required as a result of the Reorganization.

Please confirm your agreement to the foregoing by signing the acknowledgement (the “Acknowledgement”) appended to this Notice and returning a copy to us.

Very truly yours,

WALGREEN CO.

By:	/s/ Thomas J. Sabatino, Jr.
Name:	Thomas J. Sabatino, Jr.
Title:	Executive Vice President, Chief Legal and Administrative Officer and Secretary

cc:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Fax: 212-474-3700

Attention:	Damien R. Zoubek, Esq.
Robert I. Townsend III, Esq.

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 Paris

France

Fax: +33 1 45 02 49 59

Attention:	Me. Alain Maillot
Benjamin S. J. Burman, Esq.

Andrew R. Brownstein, Esq.

Benjamin M. Roth, Esq.

Acknowledgement

The undersigned hereby acknowledges receipt of the Notice dated December 31, 2014 as adequate notice and confirms that AmerisourceBergen Corporation accepts Walgreens Boots Alliance as a successor to Walgreens under the Transaction Documents.

AMERISOURCEBERGEN CORPORATION

By:	/s/ John G. Chou
Name:	John G. Chou
Title:	Executive Vice President and General Counsel

Acknowledgement

The undersigned hereby acknowledges receipt of the Notice dated December 31, 2014 as adequate notice and confirms that Alliance Boots GmbH accepts Walgreens Boots Alliance as a successor to Walgreens under the Transaction Documents.

ALLIANCE BOOTS GMBH

By:	/s/ Marco Pagni
Name:	Marco Pagni
Title:	Director

By:	/s/ Frank Standish
Name:	Frank Standish
Title:	Director